Exhibit 99.1

Press Release dated October 17, 2003

Republic Bancorp, Inc.’s Net Income Increases 44% for the First

Nine Months of 2003

October 17, 2003

Contact: Kevin Sipes

Executive Vice President & CFO

Louisville, KY – Republic Bancorp, Inc. (“Republic” or the “Company”) (NASDAQ: RBCAA), the holding company for Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana, is pleased to announce that net income for the first nine months of 2003 grew to $23.6 million, representing a 44% increase over the same period in 2002.  The rise in year to date 2003 earnings is primarily attributable to increased net interest income and non-interest income.  “Our Company’s performance continues to benefit from good loan production and strong credit quality.  While the economic environment remains challenging, we continue to be successful in lines of business that present current and future opportunities,” commented Steve Trager, President and CEO of Republic.

Net income for the third quarter of 2003 totaled $6.3 million compared to $4.7 million during the same period in 2002, representing an increase of 34%.  Diluted earnings per Class A Common Stock increased 29% over the third quarter of 2002 to $0.36.  Return on average assets (ROA) and return on average equity (ROE) were 1.31% and 14.89% for the quarter, compared to 1.15% and 12.89% during the third quarter of 2002.

Net interest income increased 28% during the third quarter of 2003, compared to the same period in 2002, primarily due to growth in the loan portfolio and continued emphasis on asset/liability management, which helped to produce lower funding costs.  Overall, the Company’s net interest margin improved to 4.23% during the third quarter of 2003 compared to 3.86% during the same period in 2002.  Steve Trager further commented, “The growth in our residential real estate portfolio combined with the continued increase in our home equity lending products is the direct result of our ability to capitalize on the premier mortgage brand we have created during the recent period of low interest rates.”  Deferred deposit transactions also contributed to the increase in net income.  “These transactions help individuals resolve their short-term cash needs through our affiliation with over 600 stores, allowing us to reach more than 70,000 customers,” stated Kevin Sipes, Executive Vice President and CFO.

Republic continues to maintain high credit quality standards as the Company’s ratio of delinquent loans to total loans improved compared to the third quarter of 2002 to 0.88%, while the ratio of non-performing loans to total loans was 0.71% at the end of the third quarter of 2003.  The Company also increased its allowance for loan losses by $1 million during the third quarter of 2003 as a result of continued growth in the commercial real estate portfolio as well as an overall change in the product mix within the loan portfolio.

Expansion of our banking center network resulted in the opening of a new location, our fourth opening during 2003, in Louisville, Kentucky during the quarter.  “With five more banking centers under construction we are eager to expand our lending and deposit relationships, making Republic more conveniently located to current and potential clients within our existing communities.  We have already seen positive results from banking centers opened during all of 2003, exceeding our lofty deposit and loan growth expectations. Going forward, we remain very well positioned to generate strong growth when consumer demand shifts to bank-level portfolio adjustable rate loan products,” commented Kevin Sipes, Executive Vice President and CFO.

Retail banking generated much success during the third quarter of this year as 4,500 new personal checking accounts were opened during the period, while the total number of all personal checking clients receiving their monthly statements via e-mail surpassed 7,700.  The ‘Cash Management’ line of business continued to attract new client relationships during the third quarter through promotion of the ‘Premier First’ money market and ‘Free Business Checking’ products. The business on-line banking, lock-box services, and the ‘$999’ commercial real estate loan product continue to be focuses for growth as they compete favorably within Republic’s markets.  Tuition First, our new program which allows participating colleges and universities to offer their students a budget payment plan interest-free, is another innovative solution to help grow non-interest bearing funding sources.

Steve Trager concluded by saying, “New locations, enhanced public awareness, client friendly products and services, and the placement of “Coin Toss” coin counting machines in all banking centers - available to customers and non-customers alike, free of charge - are all part of our strategies to attract new clients to Republic. We believe our strong work ethic and excellent sales culture, coupled with our desire to provide superior customer service has benefited us in reaching our current level of success and in becoming the largest independently-owned, Kentucky based financial institution in our local area.  We are careful to remain humble in this success, yet unwavering in providing our associates, customers and shareholders with a Company that has a solid foundation for the future.”

Republic Bancorp, Inc., has 29 banking centers, and is the parent company of: Republic Bank & Trust Company with 27 banking centers in 7 Kentucky communities - Bowling Green, Elizabethtown, Frankfort, Lexington, Louisville, Owensboro, and Shelbyville, with two additional banking centers in Louisville, one in Georgetown, and one banking center in Lexington under construction; Republic Bank & Trust Company of Indiana with 2 banking centers in Clarksville and New Albany, Indiana and one banking center in Jeffersonville under construction; and Refunds Now, a nationwide tax refund loan and check provider.  Republic Bank offers internet banking at www.republicbank.com. Republic Bank was the recipient of the 2002 Community Partnership Award from the Federal Home Loan Bank of Cincinnati. Republic Bancorp, Inc. has $2 billion in assets and $1 billion in trust assets under custody and management. Republic Bancorp, Inc, headquartered in Louisville, KY, is traded on the NASDAQ (RBCAA).

Statements in this press release relating to Republic’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Republic’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in Republic’s 2002 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

REPUBLIC BANCORP, INC.

CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS (unaudited)

(in thousands, except per share data)

Statement of Financial Condition

	Sept. 30, 2003	Dec. 31, 2002	Sept. 30, 2002

Assets

Cash and cash equivalents	$78,475	$39,853	$42,693
Securities available for sale	184,045	203,047	219,982
Securities held to maturity	123,412	85,412	63,564
Mortgage loans held for sale	22,466	65,695	55,583
Loans	1,541,185	1,310,063	1,202,931
Allowance for loan losses	(13,680)	(10,148)	(9,194)
FHLB stock	18,954	18,324	18,108
Other assets	54,885	40,460	39,038
Total Assets	$2,009,742	$1,752,706	$1,632,705

Liabilities and Equity

Non-interest bearing deposits	$190,975	$175,460	$159,998
Interest bearing deposits	1,029,470	864,730	855,904
Total deposits	1,220,445	1,040,190	1,015,902

Repuchase agreements and other short-term borrowings	176,263	224,929	188,815
Other borrowed funds	422,968	319,299	262,069
Other liabilities	19,960	17,492	18,455
Total liabilities	1,839,636	1,601,910	1,485,241

Stockholders’ equity	170,106	150,796	147,464
Total Liabilities and Equity	$2,009,742	$1,752,706	$1,632,705

Average Balances

	Third quarter Ended Sept. 30,		Nine months Ended Sept. 30,
	2003	2002	2003	2002

Assets

Federal funds sold	$13,818	$36,027	$23,061	$55,461
Investments, including FHLB Stock	315,546	337,292	311,089	316,108
Loans, including loans held for sale	1,512,817	1,209,710	1,453,222	1,193,901
Total earning assets	1,842,181	1,583,029	1,787,372	1,565,470
Total assets	1,943,498	1,639,335	1,871,930	1,620,738

Liabilities and Equity

Non-interest bearing deposits	$182,945	$143,298	$198,098	$147,735
Interest bearing deposits	989,370	850,785	952,143	798,050
Repurchase agreements and other short-term borrowings	187,486	203,147	182,020	233,916
FHLB borrowed funds	385,942	277,741	345,084	283,245
Total interest bearing liabilities	1,562,798	1,331,673	1,479,247	1,315,211
Stockholders’ equity	170,475	146,831	165,161	139,589

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Income Statement Data

Total interest income (1)	$28,579	$25,647	$89,707	$80,603
Total interest expense	9,086	10,415	26,852	31,796
Net interest income	19,493	15,232	62,855	48,807

Provision for loan losses	223	265	6,418	1,489

Service charges on deposit accounts	2,701	2,109	7,747	5,937
Electronic refund check fees	70	38	3,932	3,179
Net gain on sale of loans	1,950	1,670	12,062	4,558
Net gain on sale of securities	—	1,559	—	1,559
Other	1,250	1,151	2,953	3,241
Total non-interest income	5,971	6,527	26,694	18,474

Salaries and employee benefits	7,839	6,676	24,155	21,465
Occupancy and equipment	3,159	2,499	8,962	7,158
Communication and transportation	608	596	2,038	1,833
Marketing and development	690	769	2,278	2,010
Bankshares tax	502	436	1,478	1,290
Supplies	293	316	1,025	824
FHLB prepayment expense	—	1,381	—	1,381
Other	2,241	1,467	6,689	4,497
Total non-interest expense	15,332	14,140	46,625	40,458

Net income before taxes	9,909	7,354	36,506	25,334
Income taxes	3,560	2,623	12,939	8,937
Net income	$6,349	$4,731	$23,567	$16,397

Per Share Data
Basic average shares outstanding	16,955	16,816	16,919	16,572
Diluted average equivalent shares	17,514	17,063	17,305	17,126
Book value per share (2)	$9.94	$8.62	$9.94	$8.62
Basic earnings per share Class A Common	0.38	0.28	1.39	0.99
Basic earnings per share Class B Common	0.37	0.28	1.38	0.98
Diluted earnings per share Class A Common	0.36	0.28	1.36	0.96
Diluted earnings per share Class B Common	0.36	0.27	1.35	0.95

Cash dividends declared per share
Class A Common	$0.066	$0.055	$0.187	$0.154
Class B Common	0.060	0.050	0.170	0.140

(1)          The amount of fees on loans in total interest income was approximately $3,276 and $496 for the quarters ended September 30, 2003 and 2002, and $13,921 and $4,998 for the nine months ended September 2003 and 2002.

(2)          Equals total stockholders’ equity, exclusive of accumulated other comprehensive income, divided by total Class A and Class B common shares outstanding.

	Third quarter Ended September 30,		Nine months Ended September 30,
	2003	2002	2003	2002

Performance ratios

Return on average assets (ROA)	1.31%	1.15%	1.68%	1.35%
Return on average stockholders’ equity (ROE)	14.89	12.89	19.03	15.66
Yield on average earning assets	6.21	6.50	6.69	6.87
Cost of interest bearing liabilities	2.33	3.13	2.42	3.22
Net interest spread	3.88	3.37	4.27	3.64
Net interest margin	4.23	3.86	4.69	4.16
Efficiency ratio (3)	60	65	52	60

Asset quality ratios

Loans on non-accrual status			$10,323	$8,077
Loans past due 90 days or more			565	505
Total non-performing loans			10,888	8,582
Other real estate owned			248	340
Total non-performing assets			11,136	8,922
Non-performing loans to total loans			0.71%	0.71%
Non-performing assets to total loans			0.72	0.74
Net loan charge-offs to average loans			0.54	0.10
Allowance for loan losses to total loans			0.89	0.76
Allowance for loan losses to non-performing loans			126	107
Delinquent loans to total loans (4)			0.88	0.95

Other key data

End-of-period full-time equivalent employees			638	560
Number of bank offices			29	25

(3)          Equals non-interest expense divided by the sum of net interest income and non-interest income.

(4)          Equals total loans over 30 days past due divided by total loans, excluding mortgage loans held for sale.